For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION APPOINTS TROY HAYES
AS PRESIDENT OF BCI
Marvin Gleicher Appointed as Senior Vice President of Content and Marketing
MINNEAPOLIS, MN —February 1, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today announced that it has appointed Troy Hayes as President of its wholly owned subsidiary BCI, effective immediately.
Prior to his appointment, Hayes’ roles at Navarre included Vice President of Sales at Encore and most recently Vice President — Sales and Marketing at BCI. Hayes’ previous experience also includes Vice President of Sales positions at SVG Distribution/Crave Entertainment and Wm. Wrigley Jr. Company. With this announcement Hayes takes over the day-to-day leadership of BCI from Ed Goetz who has announced his retirement.
In addition, the Company announced that Marvin Gleicher has been appointed to the newly created role of Senior Vice President — Content and Marketing. Prior to joining Navarre, Gleicher founded Manga Entertainment Inc. which specialized in the licensing and production of Japanese animation. Gleicher has also served as President of Smash/Island Records. In his new role, Gleicher will be responsible for all DVD content acquisitions for both Navarre Distribution Services and BCI.
Commenting on the appointments, Cary Deacon, Chief Executive Officer, Navarre Corporation, stated, “I am confident that Troy’s leadership and strategic vision coupled with Marvin’s DVD content licensing experience will position BCI for future growth. The entire organization would also like to thank Ed for his many contributions and support while leading BCI and we wish him all the best as he moves towards retirement.”
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.